AMENDMENT TO RIGHTS AGREEMENT

This Amendment to the Rights Agreement (the "Amendment") is entered into as of July 31, 2000, by and between Scott Technologies, Inc., a Delaware corporation (the "Company"), and National City Bank, an Ohio corporation (the "Rights Agent").

WITNESSETH:

WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement dated December 15, 1998 (the "Agreement"); and

WHEREAS, the Company wishes to amend the Agreement on the terms and conditions set forth herein and the Company is hereby directing the Rights Agent to enter into this Amendment in accordance with Section 27 of the Agreement; and

WHEREAS, the execution and delivery of this Amendment has been duly authorized by the Board.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.          Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to such terms in the Agreement, as amended hereby.

2.          Amendments to Agreement.

2.1. The definition of the term "Acquiring Person" set forth in Section 1 is hereby amended to read as follows:

"Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 20% or more of the Common Shares then outstanding, but shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of Common Shares outstanding, increases the proportionate number of Common Shares beneficially owned by such Person to 20% or more of the Common Shares then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 20% or more of the then outstanding Common Shares by reason of Common Shares purchased by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares, then such Person shall be deemed to be an "Acquiring Person." Notwithstanding the foregoing, if a majority of the Board of Directors determines in good faith that a Person who would otherwise be an "Acquiring Person", as defined pursuant to the foregoing provisions of this paragraph, has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph, then such Person shall not be deemed to be an "Acquiring Person" for purposes of this Agreement. However, notwithstanding any of the foregoing, for the purposes of determining an "Acquiring Person," Common Shares continuously owned by Persons holding more than 5% of the Company's outstanding shares of Class A Common Stock or Class B Common Stock since September 23, 1998 will be excluded from future calculations of such Persons' share ownership for the purposes of determining whether any such Person has become an Acquiring Person provided that, prior to December 15, 1998, each such Person entered into an agreement with the Company in which such Person certified to the Company such Person's stock ownership as of September 23, 1998 and agreed, among other things, not to enter into a proxy contest with the Company or seek to acquire control of the Company or be a member of a group intending to engage in any of such activities.

2.2.          Subsection (a)(ii) of Section 3 is hereby amended by deleting the reference to "15%" and replacing it with "20%".

2.3.          Subsection (i) of the second provison of Section 23(a) is hereby amended by deleting the reference to "15%" and replacing it with "20%".

3.             Reference to and Effect on the Agreement.

3.1           Upon the effectiveness of this Amendment, each reference in the Agreement to "this Agreement, " "hereunder," "hereof," and "herein" shall mean and be a reference to the Agreement as amended hereby.

3.2          Except as specifically amended above, all of the terms, conditions and of the Agreement shall remain unaltered and in full force and shall be binding upon the parties thereto in all respects and hereby ratified and confirmed.

4.            Choice of Law. This Amendment shall be construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware.

5.            Headings. Section headings in this Amendment are included herein for reference only and shall not constitute a part of this Amendment for any other purpose.

6.            Counterparts. This Amendment may be executed in one or more counterparts each of which when so executed and delivered will be deemed an original but all of which will constitute one and the same Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

SCOTT TECHNOLOGIES, INC.

By: _______________________
Title: _____________________

NATIONAL CITY BANK

By: _______________________
Title:______________________